Exhibit 10.15

Buzz Holdings L.P.

December 11, 2019

Idan Wallichman

Re:	Retention Bonus and Post-Transaction Employment Terms and Conditions

Dear Idan:

Buzz Holdings L.P. (“Parent”) has identified you as key to the business of Worldwide Vision Limited (the “Company”) and, as such, desires to encourage you to remain employed with the Company. Accordingly, in connection with the acquisition of the Company by Parent (the “Transaction”), Parent is pleased to provide you with a retention bonus opportunity. This letter agreement (this “Agreement”) sets forth the terms and conditions of the retention bonus as well as the terms and conditions of your employment following the closing of the Transaction.

1. Retention Bonus Opportunity.

a. Retention Bonus. Subject to the other terms of this Agreement, you are eligible to receive a cash bonus equal to £400,000 (the “Retention Bonus”) if you remain employed with Parent (or any affiliate or subsidiary) (your “Employer”) through the earlier of (i) the one-year anniversary of the closing of the Transaction and (ii) the date that is three months following the Transition Date (as defined below) ((i) or (ii), as applicable, the “Retention Date”) and satisfy the other requirements listed in this Agreement, including, but not limited to, the satisfactory transition of your duties as may be required pursuant to Section 2(a), as determined in the discretion of the Parent’s board of directors (“Board”).

b. Payment; Rights on Termination of Employment. The Retention Bonus payment will be made as soon as practicable, but in any event no later than 30 days, following the Retention Date (the “Payment Date”). Notwithstanding the foregoing, if your employment is terminated (i) by your Employer without “Cause” (as defined below) or (ii) you terminate your employment for “Good Reason” (as defined below) ((i) or (ii), a “Qualifying Termination”), in either case, prior to the Payment Date, you will be paid the Retention Bonus within 30 days following the date of termination of employment (or, if sooner, on the Payment Date). If your employment with your Employer is terminated for any other reason before the Payment Date, you will forfeit the right to receive the Retention Bonus.

c. Definitions. For purposes of this Agreement:

i. “Cause” means (i) you repeatedly fail to substantially perform your duties with reasonable diligence (for avoidance of doubt, failure to achieve results shall not, by itself, constitute “Cause”)), other than by reason of incapacity, or you violate any material covenant contained in any agreement with the Company, including any covenants regarding non-competition, non-solicitation, no-hire, non-disparagement and confidentiality restrictions agreed to between you and your Employer (or any affiliate thereof), (ii) you engage in an act of fraud, theft or embezzlement in connection with your employment, (iii) you engage in a material act or omission involving misconduct or gross negligence in the performance of your duties, (iv) you engage in a material act of dishonesty, (v) you unreasonably refuse to carry out the lawful instruction of Employer commensurate with your duties or (vi) you are convicted of a felony involving moral turpitude or plead guilty or nolo contendre (or make an equivalent plea) to any such crime.

ii. “Good Reason” means any of the following, without your consent: (A) your Employer requires you to relocate from the greater London metropolitan area, (B) the Company or your Employer requires you to spend more than 40% of your business time and efforts outside of the United Kingdom, (C) a reduction in your Base Salary or Target Bonus (as such terms are defined below), (D) any diminution in your role or title to one that does not constitute the role or title, as applicable, of a C-level or other senior-level executive of the Company, (E) the Company or your Employer requires that you report to someone other than either the Chief Executive Officer of the Company or Group President of the Company, or (E) a “Change of Control” (as will be defined in Parent’s governing documents) is consummated after the closing of the Transaction but prior to the Transition Date; provided, that any of (A), (B), (C), (D) or (E) will constitute Good Reason only if the Employer fails to cure such event within 30 days after receipt from you of written notice of the event constituting Good Reason; provided, further, that Good Reason will cease to exist for an event on the 60th day following the later of (x) its occurrence or (y) your knowledge thereof (unless you have given your Employer written notice prior to such date). For the avoidance of doubt, the occurrence of the Transition Date shall not, by itself, constitute Good Reason unless one or more of the events listed in (A) through (E) of this Section 1(c)(ii) also occurs.

iii. “Transition Date” means the earlier to occur of (A) the date, if any, a new Chief Financial Officer is hired by your Employer and (B) the date, if any, on which you experience a material change in title, duties and responsibilities, measured in the aggregate.

2. Post-Transaction Employment Terms.

a. Roles and Responsibilities. Following the closing of the Transaction, you will (i) continue to carry out your job functions and responsibilities as Chief Financial Officer of the Company, unless otherwise determined by the Board or the Transition Date occurs, and (ii) perform other responsibilities and have other duties, in each case, as reasonably required by Parent, which may include, without limitation, duties as may be required for the orderly transition of the role of Chief Financial Officer on and following the Transition Date. For the avoidance of doubt, you acknowledge and agree that any change in your title, reporting relationship, duties and responsibilities in connection with the Transaction or transition of your role will not constitute “good reason” or other similar concept under this Agreement or any other employment-related agreements between you and the Company or any affiliate, subject to Section 1(c)(ii).

b. Base Salary and Bonus Opportunity. Your (i) annual base salary following the closing of the Transaction will be £300,000 per year (“Base Salary”), payable pursuant to your Employer’s regular payroll practice and (ii) annual target bonus opportunity will be 30% of your Base Salary, subject to the terms and conditions of the applicable bonus plan or program, in each case, prorated for the period ending on the Retention Date.

3. General Provisions.

a. Non-Solicitation. As you know, Andrey Ogandzhanyants and others have agreed to certain restrictions on their ability to solicit or hire you and other employees of the Company. At such time as your employment with the Company ceases, Parent will consider in good faith any request you make to accept employment with Mr. Ogandzhanyants (or to an entity affiliated with Mr. Ogandzhanyants) prior to the expiration of those restrictions.

b. Confidentiality. You hereby agree that you will keep the terms of this Agreement confidential, and will not, except as required by law, disclose such terms to any person other than your immediate family or professional advisers (who also must keep the terms of this Agreement confidential).

c. Withholding. Subject to applicable law, Parent, the Company or its applicable subsidiary or affiliate may deduct and withhold from any amount payable under this Agreement such federal, state, local, foreign or other taxes as are required to be withheld pursuant to any applicable law or regulation.

d. Entire Agreement. This Agreement is the complete agreement of the parties concerning the subject matter hereof and supersedes any other agreements, representations or understandings between you and Parent relating to the subject matter hereof. For the avoidance of doubt, this Agreement does not replace any benefits or compensation you may be entitled to receive under any written agreement with the Company or your Employer or Company or Employer policy regarding benefits or compensation that are unrelated to the Transaction, including the notice period applicable upon a termination of your employment by the Company following the Transaction, as set forth in your written employment agreement with the Company.1 You acknowledge and agree that, in signing this Agreement, you have not relied, are not relying and disavow reliance on any prior oral or written representations or promises by Parent or the Company, other than those set forth herein, with regard to the subject matter, basis or effect of this Agreement.

e. Assignment; Amendment. This Agreement is assignable by Parent and may not be altered or modified other than in a writing signed by you and an authorized representative of Parent. This Agreement does not alter or in any way modify your employment relationship with your Employer or create any rights to continued employment.

f. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of England and Wales.

g. Termination. In the event the Transaction is terminated without the closing of the Transaction having occurred, this Agreement shall automatically terminate and be null and void ab initio.

h. Counterparts. This Agreement may be executed in two or more counterparts (including by facsimile or PDF), each of which will be deemed an original but all of which together will constitute one and the same instrument.

[Signature page follows]

[1]	Note: Written confirmation relating to the notice period provided.

Please contact me should you have any questions.

Sincerely,

/s/ Sachin Bavishi________

Name: Sachin Bavishi

Title:   Authorized Person

[Signature page to Idan Wallichman Letter Agreement]

ACKNOWLEDGED AND AGREED:

/s/ Idan Wallichman	December 11, 2019
Idan Wallichman	Date

[Signature page to Idan Wallichman Letter Agreement]